EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Announces the Appointment of Fred Grover as President of Bluenotes

Warrendale, PA, February 10, 2003 - American Eagle Outfitters, Inc. (NASDAQ:AEOS) today announced the appointment of Fred Grover as President of the company's Bluenotes subsidiary. Mr. Grover succeeds Ms. Lora Tisi.

Mr. Grover joins Bluenotes from American Eagle's Men's Merchandising Division, where he held the position of Vice President /General Merchandising Manager since 1993, rising to Senior Vice President in 2002. Prior to his executive role in men's merchandising, he held various senior positions in men's and women's merchandising and store operations since joining the company in 1978.

Roger Markfield, Co-Chief Executive Officer of American Eagle Outfitters commented, "Fred played a major role in the repositioning of the American Eagle brand during the mid 1990's. Under Fred's leadership, American Eagle's men's business achieved significant growth, and enjoyed many years of success. I am confident that with his merchandising talent and broad retail experience, Fred will successfully lead the repositioning of the Bluenotes brand."

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, versatile clothing for 16 to 34 year-olds, providing high-quality merchandise at affordable prices. AE's lifestyle collection includes casual basics like khakis, cargos, and jeans; fashion tops like rugbys, polos, and graphic T's; and functional items like swimwear, outerwear, footwear, and accessories. AE's Canadian subsidiary, Bluenotes/Thriftys, targets a slightly younger demographic, offering a more urban/suburban, denim-driven collection for 12 to 22 year-olds. American Eagle Outfitters currently operates 697 AE stores in 48 states and the District of Columbia, 56 AE stores in Canada, and 111 Bluenotes/Thriftys stores in Canada. AE also operates via its internet business, ae.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding the future success of the Bluenotes subsidiary. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on a number of factors, some of which are beyond the Company's control. Such factors include, but are not limited to, the Company's ability to successfully reposition the Bluenotes brand and those other risks described in the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857